Exhibit 99.1

Fourth Quarter and Full Year 2019 Enova International, Inc. Earnings Conference Call Transcript

JANUARY 29, 2020

This transcript is provided by Enova International, Inc. only for reference purposes. Information presented was current only as of the date of the conference call, and may have subsequently changed materially. Enova International, Inc. does not update or delete outdated information contained in this transcript, and disclaims any obligation to do so.

PRESENTATION

Operator:

Good day and welcome to the Enova International Fourth Quarter and Full Year 2019 Conference Call. [Operator Instructions] After today’s presentation there will be an opportunity to ask questions. Please note that this event is being recorded.

I would now like to turn the conference over to Monica Gould, Investor Relations for Enova. Please go ahead, ma’am.

Monica Gould:

Thank you, Chuck, and good afternoon, everyone. Enova released results for the fourth quarter and full year 2019 ended December 31, 2019, this afternoon after the market closed. If you did not receive a copy of our earnings press release, you may obtain it from the Investor Relations section of our website at ir.enova.com.

With me on today’s call are David Fisher, Chief Executive Officer; and Steve Cunningham, Chief Financial Officer. This call is being webcast and will be archived on the Investor Relations section of our website.

Before I turn the call over to David, I’d like to note that today’s discussion will contain forward-looking statements based on the business environment as we currently see it. As such, does include certain risks and uncertainties. Please refer to our press release and our SEC filings for more information on the specific risk factors that could cause our actual results to differ materially from the projections described in today’s discussion.

Any forward-looking statements that we make on this call are based on assumptions as of today, and we undertake no obligation to update these statements as a result of new information or future events.

In addition to U.S. GAAP reporting, we report certain financial measures that do not conform to Generally Accepted Accounting Principles. We believe these non-GAAP measures enhance the understanding of our performance. Reconciliations between these GAAP and non-GAAP measures are included in the tables found and in today’s press release. As noted on our earnings release, we have posted supplemental financial information on the IR portion of our website.

Lastly, I’d like to note that all results discussed on this call, including comparisons to prior periods and guidance will be presented on a continuing operations basis and exclude any onetime charges and results related to the discontinued operations in the U.K., unless otherwise noted.

Enova exited the U.K. market in Q4 2019.

And with that, I’d like to turn the call over to David.

David Fisher, CEO:

Thanks, Monica, and good afternoon, everyone. Thank you for joining our call today. I’m going to start by giving you a brief overview of the fourth quarter and full year, and then I’ll update you on our strategy and outlook for 2020. After that, I’ll turn the call over to Steve Cunningham, our CFO, who will discuss our financial results and guidance in more detail.

We delivered another quarter of strong growth, capping off a great year for Enova. Compared to the fourth quarter of last year, we delivered 25% revenue growth, 34% adjusted EBITDA growth, and 67% adjusted EPS growth. The full year results were similarly strong, with revenue growing 21%, adjusted EBITDA growing 36% and adjusted EPS growing 71%. We believe this exceptional growth demonstrates our team’s strong execution, our ability to adapt to changes as well as the large potential of our industry.

For the past 16 quarters, we’ve consistently delivered results within or above our guidance ranges. And this was true again in Q4, with revenue topping our guidance. This was due in part from very high new customer growth, which were able to generate at attractive unit economics. In fact, loans to new customers represented 38% of total originations, up from 30% in Q4 of last year. This was the highest fourth quarter percentage we have ever seen. The high new customer growth resulted in adjusted EBITDA and EPS slightly below our forecast due to higher provisioning. While near term, the new customer growth slightly impacted our bottom line results, this growth shows that we are continuing to take market share. And based on our models, these new customers look to be very accretive to earnings over time. In addition, gross margins were in line with Q4 of last year, even with the high percentage of new customers, which shows credit performance remained stable. Further evidencing this, charge-offs as a percentage of average total receivables improved on a year-over-year basis and are well in line with our expectations. Overall, we are not seeing any signs of credit deterioration and no indications that this is likely to change soon.

We believe that capturing this new customer demand in Q4 was the right business decision, given the very attractive unit economics. We could have pulled back marketing and originations at the end of the quarter to drive higher levels of short-term profitability, but we decided that would have been wrong for the business long term, just to preserve a few million dollars of Q4 EBITDA. And as a result of us taking this additional volume, we now have stronger tailwinds heading into 2020.

Our Q4 performance was driven by our focus on our five growth businesses, namely our U.S. subprime business, our U.S. near-prime offering, our U.S. small business financing, our installment loan business in Brazil and Enova Decisions, our analytics as a service business.

Our domestic lending businesses, which include our large U.S. subprime business, NetCredit and our small business financing products continued to drive our growth and profitability. Revenue for these three businesses was up 27% year-over-year in Q4, driven by a 63% increase in line of credit revenue, and a 13% increase in installment loan and finance receivables revenue. The composition of our revenue in the fourth quarter was 51% line of credit products, 41% installment products and then only 8% single pay products. And our U.S. portfolio now consists of 65% installment products, 31% line of credit and only 4% single-pay products.

Our large U.S. subprime consumer business generated another good quarter of growth and profitability. With our ability to develop and distribute products that are attractive to customers’ changing desires and needs, we believe we are ideally positioned to grow beyond our single-digit market share in the U.S.

Our NetCredit product continues to be one of our highlights with loan balances increasing 30% year-over-year to $610 million and originations increasing 64%. For the full year, originations grew 38%, underlying the great momentum we have with NetCredit as we take share from incumbent brick-and-mortar lenders.

Turning to small business, Q4 capped off a tremendous year. We grew originations 138% year-over-year, and small business now represents 14% of our book. We continue to see strong demand and stable credit for our small business products at attractive unit economics. Given this market backdrop, we think SMB can have another year of strong growth in 2020 and is quickly becoming a very material part of our business.

In Brazil, fourth quarter originations declined 7% sequentially and 40% year-over-year on a constant currency basis. As we’ve discussed previously, we intentionally slowed originations in Brazil, while we reconfigured our operations to handle new debiting practices implemented by the banks there. We’ve made good progress on this work and should benefit even further from new debiting regulations recently issued by the central bank in Brazil, which should allow us to resume higher levels of growth there in the near future. As a result, even though Brazil remains one of our smaller businesses today, we still believe it represents a large opportunity and fits in well with our diverse product offerings.

Lastly, Enova Decisions are real-time analytics as a service business is gaining traction as we actively build out the pipeline.

Before I wrap up, I want to provide a brief regulatory update. As we mentioned on our last earnings call, California passed a law that caps interest rates at roughly 38% on personal loans between $2,500 and $10,000. We continue to operate in California with products that comply with that new law. We currently have two consumer products in market, in addition to our small business offerings, and we believe there are a couple of others that we will be able to launch in the first half of this year. As we stated last quarter and as you will see in our guidance, we do not expect that this law will have a material impact on our business as we believe we will offset any volume lost from the wind down of our subprime installment product through other products in California. As a reminder, California subprime installment only accounted for 3% of our originations in 2019.

On the Federal side, last February, the CFPB published a proposed rule which will resend the ability to repay a portion of its small dollar rule, among other provisions, narrowing the scope of the rule. In addition, the CFPB pushed the implementation date back to November 2020. Also in December of last year, a Texas court continued its stay on the compliance for the payments portion of the rule until April of this year, at which point it is believed that the CFPB will revisit that portion of the rule as well. Finally, the CFPB recently announced guidelines on the abusive portion of UDAAP that will help lenders like us offer compliant products and services. Given the scope of the new proposed rules, the flexibility of our online platform, our diversified product offerings and our extensive experience navigating regulatory changes, we believe we are well positioned to succeed under any likely CFPB rulemaking.

So to wrap up, Q4 capped off another terrific year for Enova. We have shown our ability to generate strong growth quarter after quarter and year after year, and we expect another great year in 2020. We will continue to focus on the growth of our five existing businesses. And in addition, following our exit from the U.K., we now have more bandwidth to explore new opportunities, both organically and through smart targeted acquisitions. We believe this focused, forward looking approach will position us well to produce long-term, sustainable and profitable growth.

With that, I’ll turn the call over to Steve, who’ll provide more details on our financials and guidance. And following Steve’s remarks, we’ll be happy to answer any questions that you may have. Steve?

Steve Cunningham, CFO:

Thank you, David, and good afternoon, everyone. I’ll start by reviewing our financial and operating performance for the fourth quarter of 2019 and then provide our outlook and guidance for the first quarter and the full year 2020.

As David mentioned, we are pleased to report another quarter of solid financial performance. Fourth quarter financial results reflect the strong demand across our diverse product offerings and our ability to leverage our solid balance sheet, operating leverage and disciplined focus on unit economics to deliver both significant growth and profitability.

We accelerated our year-over-year receivables growth during the quarter as we captured strong demand with highly effective and efficient marketing and stable credit, which drove attractive unit economics. We believe this will create significant shareholder value in the quarters to come as we experienced one of the best fourth quarter receivables growth rates in our history.

As we announced on our third quarter earnings call, we exited the U.K. market during October 2019. As a result, during the fourth quarter, we recorded a onetime after-tax charge in line with our prior guidance of $74 million, including onetime cash charges of $52 million related to the exit of that business.

As Monica noted in the introduction, in my remarks today, fourth quarter 2019 and full year 2019 results in comparisons to prior periods are presented on a continuing operations basis and exclude this charge and the results of discontinued operations related to the U.K. unless otherwise noted.

Total company fourth quarter 2019 revenue increased 25% to $345 million, above our guidance range of $329 million to $344 million. Revenue growth was driven by a 33% year-over-year increase in total company combined loan and finance receivables balances, which grew to $1.3 billion.

Installment loans and line of credit products continue to drive the growth in total company loans and finance receivables balances. These products grew 19% and 73% year-over-year, respectively. Installment loans, receivables, purchase agreements and line of credit products now comprise

96% of our total portfolio and 91% of our total revenue.

Our fourth quarter gross profit margin was flat to the prior year quarter at 43%. Solid credit quality and portfolio mix enabled us to maintain a stable gross profit margin despite the acceleration in year-over-year growth of both total receivables and originations from new customers during the quarter.

Our strong analytics are delivering stable and predictable credit performance across the portfolio as net charge-offs as a percentage of average combined loan and finance receivables decreased in the fourth quarter to 15.2% from 15.8% in the prior year quarter.

The allowance and liability for losses for the consolidated company, as a percentage of combined gross loan and financing receivables, declined to 14.1% from 15.3% in the fourth quarter of last year as we expect a continuation of recent solid credit trends.

As David mentioned, originations from new customers across all of our businesses were 38% of the total during the fourth quarter, up from 30%

for the year-ago quarter and in line with the previous quarter.

Turning to operating expenses. We continue to see efficiency in our marketing spend and meaningful operating leverage in our non-marketing operating expenses. During the fourth quarter of 2019, total operating expenses, including marketing, were $83 million or 24% of revenue compared to $74 million or 27% of revenue in the fourth quarter of 2018.

Marketing expenses in the fourth quarter were $36 million or 10% of revenue compared to $26 million or 9% of revenue in the fourth quarter of

2018. Total company originations rose 18% during the quarter compared to a year ago, with new customer originations rising 48%, demonstrating the efficiency of our marketing spend.

Operations and technology expenses totaled $23 million or 7% of revenue in the fourth quarter compared to $22 million or 8% of revenue in the fourth quarter of 2018 and were slightly higher due to volume-related variable expenses.

General and administrative expenses were $25 million or 7% of revenue in the fourth quarter compared to $27 million or 10% of revenue in the fourth quarter of the prior year and were lower primarily due to one-time adjustments that lowered personnel-related costs.

Adjusted EBITDA, a non-GAAP measure, rose 34% year-over-year to $66 million in the fourth quarter, driven by strong growth and stable credit. Our adjusted EBITDA margin increased to 19% from 18% in the fourth quarter of the prior year.

Our stock-based compensation expense was $2.2 million in the fourth quarter, which compares to $3.5 million in the fourth quarter of 2018. The lower amount was related to a forfeiture adjustment during the quarter, and we expect stock-based compensation to return to more normal levels for 2020.

Our effective tax rate was 26% in the fourth quarter, which was flat compared to the fourth quarter of 2018. For the full year 2019, our effective tax rate was 25%. We expect our ongoing normalized effective tax rate to be in the mid- to upper 20% range.

We recognized net income from continuing operations of $30 million or $0.87 per diluted share in the fourth quarter, compared to $10 million or

$0.28 per diluted share in the fourth quarter of 2018.

Adjusted earnings, a non-GAAP measure, increased 62% to $31 million or $0.92 per diluted share from $19 million or $0.55 per diluted share in the fourth quarter of the prior year.

The trailing 12-month return on average shareholder equity, using adjusted earnings, increased to 38% during the fourth quarter from 27% a year ago.

Our ability to drive increasing returns for shareholders while maintaining solid levels of tangible capital reflects the strength of our operating model and our focus on unit economics and decision making and gives us significant flexibility for continuing to deliver on our commitment to creating value for our shareholders.

We continue to generate significant positive operating cash flow and continue to have a solid liquidity position. During the fourth quarter, cash flows from continuing operations totaled $249 million, and we ended the quarter with unrestricted cash and cash equivalents of $47 million and total debt of $991 million.

Our debt balance at the end of the quarter includes $93 million outstanding under our $350 million of combined installment loan securitization facilities and $72 million outstanding under our $125 million corporate revolver.

Our cost of funds for the fourth quarter declined to 8.26%, a 78 basis point decrease from the same quarter a year ago as we continue to recognize the cost benefits of transactions completed over the past 2 years. The cost of funds improvement contributed approximately $2 million of pretax income this quarter.

During the fourth quarter, we acquired 1.025 million shares at a cost of $23 million under our $75 million share repurchase program. For the full year, we acquired 1.4 million shares at a cost of $32 million.

Before I turn to our guidance for the first quarter and the full year, I’d like to touch on the implementation of life of loan loss accounting requirements beginning January 1, 2020.

As you know, GAAP allows companies adopting the new life of loan loss methodology to apply the fair value option on certain assets. Of the options available to comply, we believe that the fair value option best reflects the value of our receivables portfolio and its future economic performance. Fair value aligns more closely with how we view the business, especially since our marginal decision-making process is anchored in unit economics that rely on risk-based pricing and discounted cash flow methodologies that will also be utilized in fair value modeling. And for our business model, where we are focused on driving growth with meaningful profitability, financial performance under fair value should be generally positively correlated to portfolio growth.

Beginning January 1, 2020, we will be utilizing the fair value option for our entire loan and finance receivables portfolio. Adoption requires restatement of our existing book value of the receivables portfolio to fair value as of January 1, 2020, which will be recognized through an increase to retained earnings of approximately $100 million on an after-tax basis.

For financial reporting, the most significant change to earnings will be related to recognizing the change in fair value of our receivables each quarter rather than a provision for expected losses. As a result, the concept of gross profit and gross profit margin will be replaced by net revenue and net revenue margin.

Net revenue will be calculated by subtracting the change in the fair value of the receivables portfolio each quarter from recognized revenue, which is based on the yield of the receivables portfolio. All other variables being held equal, we expect higher net revenue margins in periods of originations growth as we recognize embedded premiums on newly originated loans. However, the net revenue margin will also be influenced by ongoing portfolio credit performance and expectations, the mix of new versus returning customers in originations and the mix of loans and financing in originations as well as the level of customer prepayments and any changes to discount rates. During 2020, we expect the net revenue margin to range between 45% to 55%.

The other notable change to reported results related to our historical practice deferring certain marketing expenses and recognizing them over the life of related loans. These costs will no longer be deferred under fair value accounting, so we expect marketing expenses as a percentage of revenue to be slightly higher going forward and will range in the mid- to upper teens.

The impact on other expense categories will remain largely unchanged and relative to revenue, should continue to reflect the strong operating leverage we’ve demonstrated in the past. As with other alternatives, the adoption of fair value to comply with the new life of loan loss requirements will have no impact on cash earnings.

Now turning to our outlook for 2020. As noted in our earnings release, our outlook for the first quarter and the full year 2020 reflect the adoption of fair value accounting and are presented on a continuing operations basis.

The outlook reflects an expectation of stable credit trends and continued recent domestic receivables growth trends, including faster relative growth in consumer and small business installment, RPA and line of credit products as well as accelerated growth in the mix of new customers in originations.

We also expect recent trends in operating leverage and funding cost to continue.

Finally, our guidance assumes no significant impacts to our businesses from new regulatory changes.

For the first quarter of 2020, we expect total revenue of $328 million to $348 million, adjusted EBITDA of $85 million to $105 million, diluted earnings per share from continuing operations of $1.27 to $1.71, and adjusted earnings per share of $1.35 to $1.78.

For the full year 2020, we expect total revenue of $1.418 billion to $1.488 billion, adjusted EBITDA of $305 million to $365 million, diluted earnings per share from continuing operations of $4.21 to $5.50, and adjusted earnings per share of $4.53 to $5.82.

The supplemental financial information for the fourth quarter 2019 on Enova’s Investor Relations website has additional guidance details and pro forma results for comparability of the outlook to prior periods.

And with that, we’d be happy to take your questions. Operator?

QUESTION AND ANSWER SESSION

Operator:

[Operator Instructions] And our first question will come from David Scharf of JMP Securities.

David Scharf:

Good afternoon, thanks for taking my questions, and thanks for the additional disclosure, Steve, on the accounting, the restatement. I wanted to start off, just a quick kind of granular question on credit. Obviously, the very positive commentary is no surprise, it’s consistent with what we’re hearing, obviously, from other consumer lenders. One metric that did sort of stick out a little, was the fourth quarter loss rate in the line of credit product, and given that it’s far and away your fastest growing product, I just want to get a little more color on if that was concentrated in any particular cohort or geography or something.

Steve Cunningham, CFO:

Hi David, this is Steve. So that particular product grouping has our consumer line of credit product as well as our Headway line of credit product from small business. Those two products have seen by far the most new customer volume of any of our other products, and I think if you look the year-over-year quarterly trends have been up year-over-year, consistent with that expectation.

David Scharf:

Okay. I mean, as those season should that move up to a 25% loss rate? Should that therefore trend down throughout this year, do you think?

Steve Cunningham, CFO:

Well, it definitely will as you season the portfolio, but as you continue to grow as quickly as those portfolios are growing, with an increasing rate of new customers, you may see it rise a little bit more before it levels off. But you’re absolutely right, and that levels off, you will see a leveling off and improvement over time.

David Scharf:

Got it. And just one question on fair value and then I’ll hop back in queue. As we think about the geography of the income statement, you highlighted a 45% to 55% net revenue margin, which is strikingly analogous to sort of the current gross profit margin. Should what we think of as cost of revenue right now, is that replaced by a change in fair value or actual charge-offs on the P&L?

Steve Cunningham, CFO:

So that range is just strictly coincidental. As you know, the change in fair value, there’s a number of components that go into that, but one big thing that will be different, David, is, in our prior years, gross profit, you would typically see from Q1 to Q4, either a pretty flat gross profit level or a declining gross profit level. You will not see that in net revenue, I would expect, all things being equal going forward. So even with that margin that we’re putting out to you, you’ll see a little bit more lift as that comes down into EBITDA, which is how you can see our EBITDA margins are a little bit stronger than what you’ve historically seen under incurred accounting.

David Scharf:

Got it. And maybe just a follow-up, maybe just in terms of nomenclature, Steve. When we think of the reported line item between gross and net revenue, what will it be called when you report your first quarter?

Steve Cunningham, CFO:

That will be the change in fair value of the portfolio, which is essentially going to have your charge-offs, your day one gain on originations, and the amortization of the premiums on your prior bookings.

David Scharf:

Right. And you’re just marking to market the assets, not your debt securities, correct?

Steve Cunningham, CFO:

Exactly, just the loan portfolio.

David Scharf:

Got it. Great, thank you.

Operator:

Our next question will come from John Hecht with Jefferies. Please go ahead.

John Hecht:

Thanks, guys. A couple more questions on fair value accounting. Is your entire portfolio migrating at day one to fair value,  Or will the legacy portfolio still be running a provision-type accounting as it winds down?

Steve Cunningham, CFO:

No, the entire portfolio. So under the fair value option that FASB provided for life of loan loss accounting, we would move the entire historical book to fair value. And in my commentary, I mentioned the results of that is the $100 million after-tax increase to retained earnings to recognize the embedded premium in the historical book.

John Hecht:

So is that $100 million over the, divided by the loan balance, is that the kind of day one gain we should expect as you originate going forward?

Steve Cunningham, CFO:

No, so the $100 million has a few things in it. As you may know, you have to, for example, reverse out the allowance, you have to reverse out accrued interest. I would say about, remember the $100 million is after-tax, but probably about 60% of that is related to the premium on principal that is in the embedded book, which should be pretty close to what you would see, on average, on the consolidated portfolio, which is 5% to 10% premium on the principal.

John Hecht:

That’s helpful. And then can you get, maybe can you give us a sense for the changes, since you’re not capitalizing expenses, what that means in terms of like a percentage uplift in expenses?

Steve Cunningham, CFO:

Yes, so it’s really just marketing, John, and where we’ve guided in the past to low to mid-teens, we’re guiding now to mid- to upper teens for marketing.

John Hecht:

Okay. That’s helpful. And then, do you have, just to give us a sense, directionally, I know credit quality has been very stable, it’s not good. Embedded in that guidance and fair value changes support, do you have a sense for the product level, the direction of NCOs, just to give us context?

Steve Cunningham, CFO:

Yes. I mean, in my commentary about guidance, we expect to have those stable and predictable trends. So that means, in those areas where we do have more new customers, like what we were just talking about with line of credit, you may see some uptick and expected uptick. And that’s part of our stable and expected credit outlook, so we’re not expecting there to be any credit turns or unexpected credit for the foreseeable future.

John Hecht:

Okay. So more or less, along the lines with we saw in 2019, albeit accounting for strong customer growth in certain products at certain times.  New customers.

Steve Cunningham, CFO:

Exactly.

John Hecht:

Okay. Great, guys, thank you very much.

Steve Cunningham, CFO:

Thank you.

Operator:

[Operator Instructions] Our next question will come from John Rowan of Janney. Please go ahead.

John Rowan:

Good afternoon, guys.

David Fisher, CEO:

Hi, John.

John Rowan:

So just to understand, so there will still be a provision expense, but it’s more a charge-off figure than it is an allowance figure. And that’s what I’m taking. I mean, there’s obviously other stuff in there. But the…

Steve Cunningham, CFO:

John, there will not be a provision expense. Provision would imply charge-offs plus any allowance for future losses. We will just be running incurred charge-offs through the fair value line. And we’ll still report net charge-off ratios going forward. But provision, it’s just going to be charge-offs, not provision.

John Rowan:

So the yield of the portfolio, the gross revenue, will that be a net yield off of your portfolio? No, because there’s still the charge-off figure in the line below, correct?

Steve Cunningham, CFO:

That’s correct. It’s just the yield, the revenue will reflect the yield on the underlying portfolio. The change in fair value, there’s a number of things that can go into it, and we can talk off-line, but the big things that go into the change of fair value are charge-offs, the gain on origination from new originations and the amortization of the premium on previously booked premiums from originations.

John Rowan:

Okay. And then, so I understand, in the financial supplement, the last page, it gives pro forma with and without the fair value. I’m just trying to make sense of this. Is there a way to comp, and maybe I’m just not understanding this sheet correctly, what the change to the current run rate of earnings is with the fair value treatment? It might be in the sheet, I’m just not seeing it.

Steve Cunningham, CFO:

Yes, so on that last page of the supplement, those columns labeled 2019 results pro forma. If we would have adopted fair value in 2019, we’re giving you what total revenue, adjusted EBITDA and adjusted earnings per share would have been for Q1 and for the full year so you can compare that to our current guidance.

John Rowan:

Okay. So when you think about the uplift in earnings next year, do you think, trying to handicap, what percentage of that is simply an accounting change that’s improving your earnings, and what part of that is a change in behavior, which might result in you guys taking on, as you did in this quarter, more loan demand, when in other quarters, you have passed on some demand in certain quarters in order to make the quarterly number. I’m just trying to handicap how much of this upside we’re seeing for the 2020 guide is just accounting and pushing numbers around versus how much of it is actually a benefit to the company because of the change in behavior.

Steve Cunningham, CFO:

So John, this is why we gave you the pro forma comparisons. Because if you would have gone apples-to-apples, so for example, for the full year guidance, we’re showing revenue under pro forma fair value for all of 2019 would have been $1.2 billion. And you can see where our range compares to that, so you can calculate a growth rate, which would be related to the way we operate our business. Same logic applies to the other metrics on this page as well. So all of the growth is related to the operation of our business, not related to accounting.

John Rowan:

Okay. And then just lastly, you guys mentioned going into California with a couple of additional products. Can you just give us an idea of the parameters of the products, whether there’s a bank partnership involved, what types of rates and structure of the loan products that you’re considering?

David Fisher, CEO:

Yes, we’re still working on that. So we don’t want to disclose it, mostly for competitive reasons, but also because they’re not final yet. But there are opportunities both within the new AB 539 law, but also kind of outside it for us to roll out additional compliance products in California, which we hope to do this year.

John Rowan:

Okay. Thank you very much.

Steve Cunningham, CFO:

Thanks.

Operator:

This concludes our question-and-answer session. I would like to turn the conference back over to CEO, David Fisher for any closing remarks. Please go ahead.

David Fisher, CEO:

Thanks, everybody, for joining the call today and for your questions. We look forward to talking to you again next quarter. Have a good evening.

Operator:

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.